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On April 10, 2024, Norfolk Southern’s CEO Alan Shaw and COO John Orr participated in a virtual fireside chat with the public. The video of the fireside chat was first posted on Norfolk Southern’s website on April 11, 2024 and may be used in whole or in part in certain other communications made available by Norfolk Southern.

The following is a transcript of the conversation:

Operator

Good afternoon, everyone, and welcome to the Wolfe hosted webcast with Norfolk Southern hosted by Scott Group. [Operator Instructions]. Now I’ll hand the call over to Scott.

Scott H. Group

Wolfe Research, LLC

Thanks, Bree. Afternoon, everyone. Thanks for joining us on today’s webcast. Really happy to be joined by Alan Shaw, Norfolk Southern’s President and CEO; and John Orr, NS’ newly named COO. The format for today, Norfolk is first going to go through some slides, and then I’m going to moderate Q&A. If you have any questions, type them into the box on the screen, and I will do my best to get to you. I should also mention today’s webcast is being recorded. With that, thanks, Alan and John for being here today at Wolfe’s headquarters. I’ll pass it to you for some opening comments, and then we’ll get into questions.

Alan H. Shaw

President, CEO & Director

John and I are happy to be here. If you turn to the next slide, please. Just general housekeeping. We’re going to make some forward-looking statements today. Those are subject to the usual risks and uncertainties. I would invite your audience to take a look at our filings and our website for a more comprehensive review of our risks and our risk factors.

We’ll go to the next slide, please. When we think about our strategy and you think about rail, right, rail has got — relative to truck, it’s lower cost, it’s safer, it’s got a sustainability advantage, it’s got a capacity advantage. And yet over the last 20 years, rail has ceded share to truck. Truck volumes up about 30%, rail volumes down about 30%. And there’s only one reason and that’s because rail has not been able to compete based on service.

Every several years, the rail industry goes through a service meltdown. And that has caused customers over time to shift business that should be on rail, profitable business, over to truck. So we launched a new strategy, and it’s a balance, a responsible balance, between service, productivity and growth with safety at its core. And we made a lot of progress on that when we launched it in 2022. And then we had a challenge with East Palestine. And we met that challenge head on, and we never lost sight of where we’re taking this powerful franchise. And we did a lot of good things last year. We enhanced safety. Our mainline accident rate declined by 38% and is amongst the lowest in the industry. Our service got to the point where in our most service-sensitive markets, it was the best than it had been in over 3.5 years.

And we’re starting to grow in our most service-sensitive markets. But we weren’t deliberate on productivity. And that’s part of our strategy. A key component of our balanced strategy is delivering industry competitive margins, and we weren’t doing that. And so that is our focal point as we move into 2024 is really drive in a productivity growth and margin growth at Norfolk Southern.

We’ve created the platform to do that, and we’ve created the foundation for long-term growth. We made a number of changes. We brought in John Orr, a 40-year veteran in the industry with deep PSR knowledge, who worked for Hunter Harrison and is highly respected throughout the industry. He comes highly recommended by his 3 former CEOs, which include Keith Creel and Pat Ottensmeyer, and Claude Mongeau, who’s on our board. And we’ve changed our comp structure. Implicitly, we had OR as part of our annual incentive plan, but we now have OR in our incentive plan directly to reinforce for us the need to improve OR this year and start delivering industry competitive margins.

So we’re on a good path forward. We had an announcement yesterday in which we outlined our first quarter earnings and it was very much in line with guidance. We had said that first quarter OR was going to be 100 to 200 basis points deterioration from fourth quarter. It’s up 110 basis points with normal seasonality. But we’re encouraged by the fact that OR improved throughout the quarter, each and every month. And our exit rate in OR really positions us well to deliver that 400 to 500 basis point improvement in OR in the second half of the year.

We’ll go to the next slide, please. We’ll talk generally about that. Here’s the cadence of and the drivers of OR for us over the next 3 years. A large majority of that is productivity, particularly in the merchandise network. And I’m going to ask John to talk a little bit about that in a bit. And then you’ve got some minimal revenue growth offset by inflation. But then when you assume kind of a normal economic recovery that gets you to 5%, 5.5% revenue growth per year, which is what we outlined in our strategy. We’re very confident, we will deliver a sub-60 OR in the next 3 to 4 years.

John, why don’t you talk about some of the productivity improvements that you’re driving.

John F. Orr

COO & Executive VP

Yes. Thanks, Alan. Thanks, Scott. And then a big part of what we’re talking about is accountability, clarity and purpose. And a big part of the opportunity here, taking it down to the ballast level, is doing the basics, executing the plan and then continuously refining the plan. And that’s what’s in flight right now. On top of the — setting the bar on safety and safety improvements because that creates stability and reliability of service. We’re looking at how do we make the merchandise franchise a lot more efficient. And some of the — as Alan said, exiting the quarter, some of the leading indices are the very things you look for in terminal performance that start to cascade into financial benefit relative to our expense and profitability, yield of all things.

Reduced recrews, more reliability on on-time performance, terminal dwell, all coming down. So velocity is coming up by about 10%. So far over the last 3 weeks, dwell has come down in the major terminals that we’re taskforcing and even cascading into the other terminals. That’s showing itself in better fuel efficiencies as we put down locomotives. So not only are we running more on-time performance, we’re then curtailing the access to resources and putting them into strategic storage. So right now, we’re 75 locomotives into a stored serviceable readiness. And that’s on top of increasing our bulk commodity fleet in order to capture pent-up demand and get as much yield as we can for the quarter.

The continuing ongoing expenses of recrews, deadheads, detention, all of that starting to come into scope as far as we put more discipline around terminal performance, merchandise handlings and just basic railway execution of the plan.

Alan H. Shaw

President, CEO & Director

Let’s talk about where we’re looking in this year, okay, Scott. So we had our earnings release for the first quarter, in line with expectations. We still are very confident in our ability to produce a 400, 500 basis point improvement in OR in the second half of the year. And a number of these things are going to be associated with improvements in our merchandise velocity, which allows us to pick up additional higher-margin business and productivity improvements as well.

A faster railroad as you know is a less expensive railroad. John is going to help drive that. And I’m very encouraged by the immediate improvements that we’ve seen since John was added to our team 3 weeks ago. John, do you want to talk a little bit about that?

John F. Orr

COO & Executive VP

Well, let’s just go under the hood a little bit on dwell and why terminal dwell is so important, because it’s been a proof point. And a lot of my history, as you know, has been — half of my career in labor as a craft employee, the other half working across terminals in Canada, the United States, Mexico, having both terminal network and regional and network responsibilities.

The value of unlocking terminals, particularly as it applies to merchandise, is that it puts a lot of discipline around the number of the assets that we bring to bear to service customers. In this case, not only are we improving our terminal dwell over the last 7 days, and it’s trending before that and after that, from this measurement point to about 10% improvement rather than an 8% improvement as we’re taking out cars. We’ve reduced our overall car fleet. We’ve reduced our reliance on locomotives and the number of locomotives and number of cars to service the same way bills has come down dramatically.

That — the accountability on how transportation, engineering and mechanical all work together to reduce waste, reduce over time, reduce those things that we can control in order to still service the customer at a superior rate is really paying dividends. On top of that, this is where — especially in dwell, the more we’re turning our assets within these major terminals, we’ve got greater connection capability now. So a greater yield on trains, greater on-time performance on the outbound makes the world of the dispatcher a lot simpler and it cascades into the other benefits, whether it’s velocity, whether it’s safety measures or any of the other major indices of running a railway.

Alan H. Shaw

President, CEO & Director

Why don’t you talk about some of the initiatives that you’ve already launched and what you see over the next 2 to 3 months.

John F. Orr

COO & Executive VP

Yes. So the first thing that we did was really sort of start assessing the network, started with safety. We had all of our supervisors, all of our management team, myself included, out into the field talking about safety. As you can appreciate, we really wanted to stabilize people’s perception on our management philosophy, our commitment to people and commitment to running a safe organization and so starting with safety, meeting over 11,000 craft employees and having the discussions on accountability, purpose and creating clarity and expectations for them performing their job properly. Our support of their capabilities and creating the environment for them to work safely was really important to me.

That allowed us then to pivot to continuous improvement, particularly in 2 terminals. And why that was so important, it was — it’s really the merchandise that we’re trying to improve the cost structure, improve the output for growth and at the same time, bring merchandise up to the levels of our intermodal franchise. And we’re seeing the — as I said before, a lot of the leading indicators at the ballast level as well as the organization level improving. So the visibility to how we’re humping cars in our major terminals, how mechanical is inspecting within a new standard, how the locomotives are being prepped just in time for the outbound trains. All of that to reduce waste, to reduce wait time and create more stability around those really important customer-facing measures.

Alan H. Shaw

President, CEO & Director

So John has hit the ground running. It gives us a lot of confidence in our ability to deliver that 400 to 500 basis point improvement in OR in the second half of this year and a sub-60 OR in the next 3 to 4 years. Scott, John has been on the property for about 48 hours, and I was talking to one of his VPs in operations, and he turned to me and said, we’re about to get a lot faster. So we’re making improvements. We’ve got the right leadership in place. We’ve got the right plan in place. We’ve got the right strategy in place. We know our commitment is to deliver industry competitive margins. That’s our focus.

John F. Orr

COO & Executive VP

And before we move on, Alan made a key point. The supervisors in the field, the leadership team that I’ve got, they are really talented people. And I think their — my assessment of them is they’re coming up to the challenge that I’m bringing. They understand that the network hasn’t been performing the way it should, for a lot of reasons. But they’re certainly #1 committed to digging down deeper, improving their skills and capabilities, their communication. They’re working together. They’re committed to that.

My job is then to keep that inspiration, keep that forward-looking view on how do we execute Alan’s mission, how do we execute the business plan and keep people engaged and they’re doing it. There are a few places that obviously, we’re going to bring new talent in. There’s — I’ve had a number of calls from former colleagues that want to get on board. And we’re pacing that to make sure that we understand what the real needs are and can complement the already very solid management team with an infusion of new talent, new perspective, in both the leader and the follower kind of relationship. So — it’s been a really good opening 3 weeks. And I think we’ve got a lot of traction along that front, and we certainly have a willing, capable workforce to get it done.

Alan H. Shaw

President, CEO & Director

Scott, we’ll turn to the closing slide and turn it to you for questions.

QUESTION AND ANSWER

Scott H. Group

Wolfe Research, LLC

Perfect. I think we can bring the slides down. I’ll start with questions. If people have some, type them in, I’ll try and get to you. So Alan, I want to start big picture and I think, I want to spend a lot of time looking forward. Let’s look back for a sec. Bree, just wanted to make sure, are we good on the screen, Bree?

Unknown Attendee

Yes.

Scott H. Group

Wolfe Research, LLC

Okay. Perfect. Okay. So let’s look back, like I said, Norfolk, prior to 3 weeks ago, right, never had what you’d call a top “PSR executive,” right? You guys had removed operating ratio from incentive comp, right? You talked last week about intermodal operations were previously reported to marketing, not to the operations department. So I guess maybe why were we doing these things previously? Because I guess — and why are we changing now, right? A skeptic would say, right, we’re only changing this now because we’re in the middle of this proxy campaign. And once this proxy campaign ends, we’re going back to what we were. So I don’t know, again, big picture, how do you think about...

Alan H. Shaw

President, CEO & Director

Yes. Look, big picture, in 2022, our OR was in the low 60s, and we had significantly narrowed the gap with our peers, then we had the challenge in East Palestine. Our results in the third and fourth quarter of last year were not what I was looking for. We weren’t running fast enough. We weren’t productive enough. And I talked to the Board, the Board gave me the authorization to go out and find a new COO. We had made a lot of progress on safety and on service, but we weren’t delivering the industry competitive margins that we had committed to.

And I found a 40-year veteran, who’s done this in 3 different countries and in 3 different languages. And he brings a wealth of experience, a wealth of leadership, highly regarded in the industries and also with other constituents, like regulators and customers and labor as well. We were very fortunate to recruit a generational talent of John’s caliber. We brought him in, we really leaned into OR and our comp structure. It was in there. We had operating income and revenue. You put those 2 together and you can figure out the OR, but we made it explicit and we’re moving forward, and we’re making a lot of progress.

We’re going to deliver 400 to 500 basis point improvement in OR in second half of this year and a sub-60 OR in the next 3 to 4 years.

Scott H. Group

Wolfe Research, LLC

And I guess maybe 1 more — looking back just to sort of like diagnose the problem a little bit and maybe I’ll give you both the chance to answer. Last year, right, 67, 68 operating ratio, everyone else sort of lower 60s, is this, in your mind, more so a cost issue? Or is this a revenue price issue?

Alan H. Shaw

President, CEO & Director

We had to take something — some very decisive action in response to East Palestine to protect our franchise and protect our shareholders. And we’ve done that. That did — in the near term, it added to our cost structure. We also had a very slow network last year as a result of the new train bill plan. And so look, we didn’t have a good service product. And we estimate, in the second quarter of last year alone, we missed about $175 million to $200 million of really high margin merchandise revenue. We’re also dealing with a really weak truck market, particularly that impacts our domestic intermodal franchise.

And so now as we’re really focused on improving our merchandise network, really driving productivity there. We really feel like we can really dig into our cost structure and improve it.

Scott H. Group

Wolfe Research, LLC

And when I think about the guidance, so — you go back to January, right? And in January, we may not have known about a proxy campaign in the active as you guys did at the time, right? At the time, you said 100 to 150 basis points of annual margin improvement. You get to the better end, you assume the 150 a year, you get to a low 60s in 4 years. Now you’re saying it’s sub-60 in 3 to 4 years.

So I just want to understand sort of today versus January, what’s ultimately changed here, right? Is it that ‘24 is doing better than you thought and that gives you more confidence? Is it — are we talking apples and oranges? Because now we’re assuming macro recovery, and we didn’t previously because we brought in John, what’s the difference between low 60s in 4 years in January and now sub-60 in 3 to 4 years in April.

Alan H. Shaw

President, CEO & Director

It really is a clarification. When we went out and talked about the 100 to 150 basis point improvement, that really was driven by productivity and a low volume growth environment. Circle back, you take a look at the activists, they’re assuming an economic rebound, okay? We can do that too, right? And so what we did in a very conservative approach is we went back to what we had in our strategic plan, which is mid-single-digit revenue growth.

You throw that in there, and all of a sudden, you’re at same point, sub-60 OR next 3 to 4 years. Having John on board and the sense of urgency, his ability to diagnose issues within the merchandise network gives us even more confidence that we’re going to drive that productivity.

John F. Orr

COO & Executive VP

And Scott, I would echo that. Number one, the ability to execute at a very high level and sustain that execution is something that I’ve been able to do everywhere I’ve gone. And so turning it around from an operating perspective in creating value in fairly quick succession is wholly within the range. And at — so number one, I’m really confident in the track we’re going as far as the pace of change. But bringing people to the solutions and whether it’s starting with safety and then following with Task Force and building out playbooks so that we standardize and rapidly deploy the improvements across the network or it’s a balance of yield and price and using some of the resources that we’re going to unlock to be able to take on the spot markets that are very profitable or pivot when we had a crisis like Baltimore and very quickly, rearrange that whole coal supply chain so that we don’t lose momentum on the velocity or the commitment to our customer and still generate revenue, those things are important.

Looking at it from a holistic perspective, but a very laser-focused approach to operations is how we’re going to get there and building a team of capable railroaders, first and second layer capable next-generation railroaders to be able to sustain it, is why it’s so important to do it at the right pace to take on assessment, fine-tune as we go, make pivotal changes as we need, but ultimately aligned to creating more growth opportunities, better service and high accountability for how we use resource.

Resilience is not waste. Resilience is having the right capability and elasticity to respond to threats or demands from an economic and a commercial perspective.

Scott H. Group

Wolfe Research, LLC

In the past, over the last year or so, you’ve talked about, we want to add resiliency to the model. We want to — we’re willing to sort of sacrifice a little bit of decremental margin in the downturn, but it’s going to lead to a lot more revenue and earnings and growth in the upturn. And ultimately, you want to produce industry-leading revenue and earnings growth, right. And during that, you’re right, you took — explicitly took OR sort of out. Now clearly, another — a renewed focus on operating ratio. I guess, ultimately, what I’m trying to figure out like, how do you balance improved service, resiliency, improved margins, revenue growth, volume growth, like, can you get all 3? Can the industry get all 3? Or can this be done?

Alan H. Shaw

President, CEO & Director

It can be done. It’s been done before. It’s been done by people that John has worked with. It’s straight out of the Hunter Harrison playbook of providing a really good service product, so you can attract volume and you can attract more price. John, you worked with Claude Mongeau, who is on our Board, when Claude Mongeau was CEO of CN and had a mid-50s OR and the highest revenue growth in the industry. And so that’s exactly what we’re doing here.

Now we know that we didn’t deliver the productivity that we had promised last year. We had some disruptions due to East Palestine. We really needed to focus on safety. We really need to focus on service. We did that in a responsible and safe manner while protecting the franchise. And now we’ve got the platform to really dial in on productivity. And productivity and operations really is all — it’s not just about assets. It’s about leadership of John Orr, resources and plan. And John is going to help us also deliver the operating plan through his version of PSR 2.0 to really drive productivity and a resilient service product.

Scott H. Group

Wolfe Research, LLC

I want to ask a guidance question. So — you’ve talked about — you did a 70 OR in Q1, right? Your guidance — I know you’ve talked a lot about second half, but you have a first half guide now of 66 to 67 OR. So if you — if we’re doing the math, right, that’s a sub-65 OR in Q2, right. How do we get from a 70 in Q1 to a 65 or sub-65 OR in Q2? That’s just a big sequential step up, like give us some confidence and comfort that that’s happening.

Alan H. Shaw

President, CEO & Director

Yes. What you saw our waterfall chart that had the trajectory of OR throughout the year. And the first half is an improvement over last year. Our exit rate on OR in the first quarter is really driving us to where we need to be in the second quarter. We expect a little bit better mix on our top line. We expect service recovery costs to start coming out with breaking like great speed in the second quarter.

In March of this year, our T&E productivity was the best it’s been since July of 2022. You’ve seen the leading indicators on a number of public service metrics. And Scott, I would invite you and your audience to continue to look on those — look at those on a weekly basis. Those are leading indicators, financial results will follow. But there are a number of things that are lining up that are playing out exactly the way we had said, the way we had guided. So we’re confident in that ability to deliver that improvement in the second quarter and then 400 to 500 basis points in second half of the year.

Scott H. Group

Wolfe Research, LLC

You’ve said exit rate a couple of times. Any color on what that means, right? Because I presume March is always going to have a much better OR than January. So I don’t know, like, can you just put some — any way to put some numbers around within the 70. What was margin, is that much better than a typical March versus the first quarter [indiscernible].

Alan H. Shaw

President, CEO & Director

Yes. it got better. The encouraging thing is it got better throughout the quarter. February was better than January. March, as you noted, was better than February. We’ll provide more color and more detail on that on the call. But we’re — you can see it in the public metrics, right? We’re moving in the right direction as we move into the second quarter, on our productivity.

Scott H. Group

Wolfe Research, LLC

And when I look at Q1, right, volumes were better than we thought. RPU, a lot worse than we thought in the beginning of the quarter. Clearly, a big mix headwind, right. What are you assuming going forward in terms of mix and RPU? And any color of how much of that are we counting on getting better to get from a 70 to that mid-60s pretty quickly.

Alan H. Shaw

President, CEO & Director

The mix was really impacted by a rise in international intermodal. And even within that segment, Scott, it was empty boxes due to tightness of container supply, due to some of the shipping constraints. There’s a lot of empty evacuations off of the East Coast, right? And so we figure that’s going to stabilize at some point. As you move into the second quarter, naturally, you get some more improvements in your bulk commodities, not coal, but stuff that’s construction related, right? The construction season starts to open up.

So that will help us as well. We’ll continue to get price. We’re doing a very good job of getting price in our merchandise network. The intermodal network and the domestic product continues to be pressured by the truck market, but we are seeing strength in price, in premium and in international.

Scott H. Group

Wolfe Research, LLC

And one thing that’s changed, I guess, for the worst, since the beginning of January is we’ve seen some downward pressure on MET prices. Now we’ve got this temporary issue with Baltimore, how does that — does that give us less confidence in this Q2 OR big improvement back half? How should we think about MET impacting this?

Alan H. Shaw

President, CEO & Director

The MET prices were factored into our forecast and our guidance for the year.

Scott H. Group

Wolfe Research, LLC

And so that was first half guidance. Let’s talk about the multiyear plan, right? So sub-60 OR in 3 to 4 years, right? The revenue you’re saying now, we’re assuming some macro recovery, so it’s — you’re saying mid-single-digit revenue. What is the breakdown of volume and yield and mix within that.

Alan H. Shaw

President, CEO & Director

Yes. It’s a lot like what we talked about at our Investor Day, right? We’ll continue to price above inflation. Scott, you and I have had a lot of discussions about price over the last 10 years. And you’ve seen our ability to continually execute on price and price above inflation. We will see some pressure from domestic intermodal. We’ll see some negative mix headwinds. And RPU is going to be impacted by fuel as well. I think that’s one of the things that folks should understand as well. Fuel really had a negative impact on RPU in the first quarter.

Scott H. Group

Wolfe Research, LLC

So, I want to talk about price for a couple of minutes because I think it’s really important for you, but the whole sort of industry. And — we’ve been — certainly in my career, we’ve had more inflation in the last couple of years than I’ve ever seen. And in that context, at least for me, and it is not a Norfolk comment, it’s a rail comment, like rail pricing has really, really underwhelmed me. And if I look at you guys, like in Q4, even merchandise yield ex fuel was just up 1%. And we’ve always said rails are these duopoly businesses.

In some cases, there are these monopoly businesses. And I look at other places in transports, but other places in the market and like much, in my mind, lower quality businesses are getting double-digit pricing increases. I guess ultimately, my question like, why can’t rails — why can’t — don’t answer — don’t talk about or talk for Norfolk. Why can’t you, like, materially raise rates right now?

Alan H. Shaw

President, CEO & Director

I’ll talk about it from a Norfolk’s standpoint. We actually — we beat our price plan last year in merchandise. And if you look at overall, our revenue last year, if you take out fuel surcharge and intermodal storage, was up. Where we’re seeing pressure on price is in domestic intermodal due to the truck pricing. And we’re entering the third year of freight recession. At some point, that’s going to have to unwind. It always does. That will provide a lot of opportunity for price as well. We’re also going to be pressured by export MET prices. There’s nothing we can control there, but I can tell you that within the merchandise product, we really are delivering good pricing.

Scott H. Group

Wolfe Research, LLC

I guess yield ex fuel, up just 1% in Q4, right, in the context of inflation, just feels low.

Alan H. Shaw

President, CEO & Director

Is low. But again, it was largely impacted by mix. And we had — we did a really good job of handling a lot of export thermal coal, which has a negative mix. We had a lot of international intermodal volume. That’s a negative mix. We’re happy to have all this business, but it creates a negative mix on the top line.

Scott H. Group

Wolfe Research, LLC

And so I mean, ultimately, it’s pretty clear in an environment of 1%, 2% inflation, the rails have inflation plus pricing, clear, right? If you look at the CPI reports, like, we’re not in 1%, 2% inflation, like, I guess, if we’re stuck in a 3%, 3.5% inflationary environment, are you confident, not on merchandise, but in aggregate, right? This is a business that gets inflation plus pricing.

Alan H. Shaw

President, CEO & Director

Yes. over time.

Scott H. Group

Wolfe Research, LLC

When do we get there?

Alan H. Shaw

President, CEO & Director

Once we start to see a little bit more strength in that truck market.

Scott H. Group

Wolfe Research, LLC

Is there a way to think about like how much of — now I want to get some of the Norfolk specific stuff, but like I do think this is an important part of getting confidence in any rail’s margin improvement story is priced. So like how much of the overall price is really constrained right now because of truck? So is it that? Is it multiyear contracts, we just still haven’t renewed. Is it inflation indexes that are — I don’t know. Is it really truck and how much is tied to truck?

Alan H. Shaw

President, CEO & Director

Well, let’s talk about just intermodal, because we are getting really strong inflation plus pricing within merchandise, okay? When you look at intermodal, we are getting strong pricing in international. We’re getting strong pricing and premium. The market that’s directly impacted by that truck market is the domestic product.

Scott H. Group

Wolfe Research, LLC

And Okay. And so go back to merchandise, so clearly, a mix headwind, like within merchandise, how do we — can we control that? Or is that mix seems hard to control.

Alan H. Shaw

President, CEO & Director

The mix is, in many cases, driven by market forces. So if we have more short-haul business of grain going to the river relative to long- haul grain going into the Southeast. That’s going to impact mix. We saw mix headwinds associated with less chemicals products last year. That’s generally a higher-rated RPU business for us as well.

Scott H. Group

Wolfe Research, LLC

Okay. John, I want to spend some time with you. And for a lot of people, right, this is probably their first or one of their first opportunities to really hear directly from you, right? So we’ve all sort of seen your resume, long career at CN and KCS and CP, but maybe just give us a little bit more of detail of what you were doing? And is it network planning, yards? Is it trains? We all think about this mythical boardroom tables in Montreal 20 years ago with Hunter and Keith and Claude and Jim, where were you on that table, I don’t know, help us think about all that.

John F. Orr

COO & Executive VP

Well, I was — like I said earlier, I was a craft employee, a locomotive engineer, conductor, yardmaster and union representative for the first half of my career. So in the early 2000s, around 2002, 2003, I started working in MacMillan Yard in Toronto around the same time Keith came to Toronto as the Vice President of Eastern Region. And that’s where we really started to change how CN ran terminals and introduced PSR.

We developed data city and data mining and using of technologies to really understand how the railway worked and how we could get granularity in visibility to make improvements on car dwell, on connection standards, on even the overall terminal capability. So it really started as a part of that. One of the things that I’m really proud of, in the hump yards, I became a pretty significant expert in humping. We took the overall capability of MacMillan Yard from handling about 1,600 cars in and out per day to over 3,000 a day and doing it with about 30% less assignments to make that happen. So grew the business, controlled costs and we were able to really put a toehold on operations there.

At the same time, built a program called Smart Yard. And Mac Barker and I together created a template for how terminal should work, rolled that out across the whole country. I spent a number of years in Western Canada, leading change in Edmonton. I was — one of the tasks that Hunter asked me to do was to evaluate the hump yard in Edmonton. And if it was possible, see if I could change how we handle traffic there enough that we shut down the hump.

I rose to that challenge. I really was able to assess how we move traffic through there. The mix had changed from a manifest merchandise environment to more of a bulk environment. And together with Mac Barker and a number of people in Western Canada, we were able to shut that hump down and keep it shut down. I also was in Western — furthest west in British Columbia. As Hunter retired, Claude came in and we really pivoted to growth and built relationships in Western Canada, aligned with the Asia Pacific Gateway strategies of Canada and the export strategies and really built a stronger capability of our franchise.

I was able to win a lot of business from our competition on the West Coast. And did a lot of great things to really under the pivot to growth and still getting great yield on OR, but start to grow the business on the top line. Claude asked me to become the Chief Safety Officer in order to get ready for next-generation railroaders. We’re going to turn over about 60% of our rail force over the next 5 years for normal attrition. So I took on the challenge of leading safety, leading the new generation of railroaders through the work I did as Chief Safety Officer and the Mongeau School of railroading in Winnipeg and the Homewood School campus in Chicago were kind of the legacy things that I had built around that philosophy of onboarding people and really doubling down on safety.

I then worked across operations in Eastern Canada and the South for a number of years and retired from CN as the Chief of Transportation. So I guess I have the ability to work — drive a train, run terminals, run ports and run ecosystems, especially in the United States, where while we had a great franchise, we relied heavily on Eastern connections with — in Chicago, in Memphis, New Orleans with CSX, NS, and on the other side of the coin with UP & BN. When I left there, I went to CP, I spent a lot of time building on the strengths of the Mexico-U.S. trade corridors and really doubled down on a lot of the growth that was going on there and also put a lot of focus on improving both safety and capability of people.

A lot of the things that I did down there, I’m starting right here at NS.

Scott H. Group

Wolfe Research, LLC

So — we’re in a world right now, for the next 4 weeks, I guess, of he said, she said and I’m sort of in the middle, asking some questions, right? The other side would say, hey, Sammy should get all the credit for implementing PSR. The other side would say, hey, Jamie has been COO of an Easter Railroad before and you have the right. So that’s what the other side would say, maybe just an opportunity to just respond.

John F. Orr

COO & Executive VP

Yes. Well, from the perspective of KCS, I think if there was — if I’m really honest about things, I would say, Pat Ottensmeyer deserves the credit. He’s the one who brought Sammy in to do as an executive consultant to lead some of the changes he led. He brought me in to become the Chief Operating Officer for KCS, in charge of the United States and Mexico. He supported me, gave me the authority to focus on safety, to resource properly, and to create a great service model that enabled us to increase our GTMs, our gross ton miles, increase our service capabilities.

We won a couple of awards for our service to customers. In fact, some of the things that he allowed me to do allowed us at KCS, not to be a part of the ex parte hearings on service that the STB held, because our service hadn’t lagged, because we had the foresight and understanding of the business to hire actively coming out of COVID and to resource properly from the perspective of controlling our locomotive utilization, so we could put them in the right places. And just as an example, through the Houston complex, knowing full well that it was going to be an issue with the merger application and some of the concerns with the STB, we hired early into that Tex- Mex crew base, where under the worst conditions, if UP wasn’t running well, we were recruiting 120% of our trains.

And when UP was running well, it was around 50%. So resourcing properly was important. And at the same time, Pat gave me the ability to invest in that corridor on the Rosenberg and Laredo subs and even in Laredo Yard to create more resilience. Because as I assessed the operation, I understood that the cross-border activities were pivotal for our growth, pivotal for even the reputation we have with our shippers. So you could say anything, but I would give the credit to Mr. Ottensmeyer for picking the right person at the right time and having the management foresight to allow somebody with experience to lead in the way he thought it was the right way to do it.

Alan H. Shaw

President, CEO & Director

Well, to be clear, the person that Ottensmeyer picked was you, right? And so Pat’s got direct experience with one of the gentlemen you mentioned and [indiscernible]. Pat called me and recommended John. And our Board took a real hard look at this, and we’ve laid John’s safety record and his service record relative to the activist COO candidate. There’s no comparison. We also have — we’ve got a lot of experience with both candidates. There is no comparison.

Scott H. Group

Wolfe Research, LLC

John, something I’ve been asked a couple of times. I’m curious how you would answer this. So we’re obviously — we’re in the middle of this proxy contest, right? The other side specifically has its own COO candidate. So right, it’s hard to say, right, you have necessarily a lot of job security coming here, depending on what happens in a month from now. So like why leave CP and the certainty of the job you had there for this job that seemingly has somewhat less uncertainty. Hopefully, that’s a fair question.

John F. Orr

COO & Executive VP

Everything is fair. It’s an open book. I’m glad to answer that. It’s a complex answer, and I’ll try and be as brief as I can, but I’ll share this with you. When Alan and I sat down and talked, we talked about leadership. We talked about integrity. We talked about his vision and every time we got to a new subject, we had alignment. He understood and he had read the white paper I wrote on PSR 2.0 back in 2020 taking the viewpoint of what I had learned through my own experience in the craft, my own experience with Hunter, my experience with Keith and Claude and how I put that through a lens of where I thought the industry should go.

The alignment on bringing customers to the forefront. The only reason why we have a business is for shippers, is for customers. The way we do it and the environment that we work in and the connectivity we have not only to other railways and as an Easterner, I spent 30 years of my career in the East. As an Easterner, I know that there’s a lot of interaction and interchange with other railways, not just Class 1s. They all deserve to have a seat at the table, because I didn’t — what I didn’t agree with was how the — some of the PSR interpretation was deferring cost to upstream or downstream and burdening your partnerships with those costs, for your own kind of myopic perspective. So as we talk through the stakeholder engagement, the social responsibility that Alan embodies, we had a great alignment.

And so I wasn’t thinking about job security. I was thinking about how do I partner with somebody I really get inspired by. I also think that there’s an aspect of this that belongs in the boardroom. This is about Amy and the leadership she brings to deal with the activist. And my job is to bring the vision, business model to life in a way that is reflective of the leader. And that’s what I’m doing. And if I’m in the arena making change, driving performance, helping people be a better railroader, helping our shippers win in their respective marketplaces, then I’m doing my job. And nobody can take that away from it being an important part of the contribution to the U.S. economy. It’s a great job. I think the people in Norfolk deserve my focus because they deserve great leadership.

Alan H. Shaw

President, CEO & Director

John, when we had these conversations, you brought up a conversation you had with Hunter Harrison about that very issue about the PSR 2.0.

Scott H. Group

Wolfe Research, LLC

And just jump in like — I’ve said PSR can mean whatever you want it to mean. So what is PSR 2.0 mean, because that’s a newer phrase, right?

John F. Orr

COO & Executive VP

It’s not new to me. I’ve written about it since 2020. It means you can — you take a broader view on what you’re trying to achieve. It’s not just a myopic slash-and-burn perspective on reducing costs and expenses. It’s having a responsibly managed operating plan that’s reliable, repeatable. It’s underpinned by the value of safety, and it creates growth opportunities because you’re — as you have your resources properly allocated, if you responsibly deploy them, you’re able to then respond to marketplaces like emerging opportunities either in a spot or a growing market.

You think about if we just kept doing what we were doing in 2003 or 2004, tearing up double track, reducing locomotive access. And look, some of those are really important things to do, because cost structure was out of control, but would you be able to then respond to things you didn’t think about then, the EV market, the battery markets, lithium and how that moves back and forth across companies and across nations, between Texas and Mexico. Those kinds of trade didn’t exist before. So the level of service that you need to meet the market today is significantly different than it was in 2003, 2005, 2015, and so PSR 2.0 takes into a broader set of stakeholders.

You still have to have that drive internally to do the best you can and be as resourceful as you can, but it just doesn’t stop and start with a particular metric or a particular part of your metrics.

Scott H. Group

Wolfe Research, LLC

I want to get into some specifics. So you said in 2-plus weeks, merchandise train speeds are up 10%, train count is down 11, terminal dwell down 8. I mean, how does this happen in 2.5 weeks. So what actually did we do to do — to make a lot of — seemingly a lot of improvement in 2.5 weeks. Is that — do we plateau at some point? Should we just expect some continued dramatic improvement in the next several months?

John F. Orr

COO & Executive VP

Well, my expectation is we continue the trajectory we’re on. And as we kind of unclog drains, like a major terminal and making sure that, that terminal is actually performing properly. Underneath those metrics, on-time performance at the 2 major terminals I’ve looked at has gone from 30% to almost 90%. At the same time, we’re moving locomotives out of circulation. So reserving 70 of them. There’s — so I would say, yes, as we work through these major terminals and really focus on the merchandise network, we’re going to see some very good improvement, because we’ve got buy-in from labor, we’ve got buy-in from our officers, and we’ve got a mission- capable team, supported by a task force in Atlanta, and I invite you to come down. It’s a room this size with people heat mapping capacity, straight-lining process to reduce waste and create the playbook that they need.

Now they take that information, and we’ve got task force deployed in the terminals. We’re actually using that information to get better really quickly. And so yes, you can — as you do this for a living, you get really good results. You get good buy-in and now we’re able to cascade that across our entire network a lot more quickly. So I think, Scott, you’ll see an oscillation of improvement as we grow. And the nice thing is, as we deploy these tactics, now we’re able to evaluate the entirety of the network and the plan. So this is what Hunter always said, run the plan, figure out what’s working in the plan and the best way to smoke out a bad plan is to run it. And so that’s what we’re doing.

So I’m not saying the plan is wrong, but I’m seeing the — there are elements that are suboptimized or overresourced or in some cases underresourced. And that’s a part of what we’re doing right now. So tactical and strategic in concert with one another.

Scott H. Group

Wolfe Research, LLC

So as train counts coming down, what does this mean for headcount? Are we furloughing employees, as head count start to come down a lot.

John F. Orr

COO & Executive VP

As head count comes down, yard starts, crew starts will come down as well. That will have an impact on overtime. And so some of those costs that are really disproportionately expensive start to fall out of the budget.

As far as head count reductions, we’ve made a commitment to hold our line on our current number of employees. Attrition, obviously, will be a nice way to manage that, but I think that’s one of the things that Alan and I agreed to.

Scott H. Group

Wolfe Research, LLC

You think there’s no furloughs.

John F. Orr

COO & Executive VP

It’s not about headcount. It’s about efficiencies. It’s about running an effective plan. It’s about hitting all of our backlogged traffic, and it’s about being as effective as possible. So the commitments Alan’s made to labor, nothing’s changed in that. And I agree, in this day and age, when you’re furloughing people for those momentary financial gains, you’re losing an opportunity to train people, to continue to increase their productivity. And on top of that, to recall people at a very, very lower rate than it was even 10 years ago or 5 years ago, it costs you sometimes up to 2x their annual salary to recruit and train a person and then you deal with this lag in productivity and capability.

So I wouldn’t ever associate trying to improve our operation and improve our customer service reach to a head count reduction. It’s really about how do we grow this company.

Scott H. Group

Wolfe Research, LLC

And so — at the same time, there is attrition. So do we — does attrition — do we let attrition work for us? Or overall head count just stays flat from here.

John F. Orr

COO & Executive VP

No. Obviously, as attrition occurs and we celebrate people who retire, I’m glad for it. We assess. And if there are places where we have to hire, because it’s disproportionate to the need, then that’s what we’re going to do. If attrition is what we’re going to use to balance the right amount of people, then that will happen as well. But overall, there’s a people plan where we want to make sure we have the right amount of people for the train service we provide. The last thing I want to do is have a train sitting waiting for people to get on it. That’s a very expensive equation.

Scott H. Group

Wolfe Research, LLC

Are we closing hump yards?

John F. Orr

COO & Executive VP

I’m assessing every hump yard. And as we really have the terminal performance evaluations in Conway and Chattanooga, now the next phase is looking at how do we use them? Is there an opportunity to use upstream terminals to do more work, like I did in Edmonton and rationalize that hump or conversely bring the work into the hump yards. What I want to make sure, Scott, is that as I assess the terminals and assess the network and revamp the plan, that whatever mechanism, whether it’s flat switch or hump switch, we do it in the most cost-effective safe way.

Scott H. Group

Wolfe Research, LLC

So Q4, I think, in total, about like $90 million of service mitigation and resiliency investments. How quickly does that go away?

Alan H. Shaw

President, CEO & Director

We absolutely expect a large portion of our productivity improvements in the second quarter is going to be a pretty quick reduction in the service recovery.

Scott H. Group

Wolfe Research, LLC

We see a lot of that right away in Q2. Now purchased services, I was just looking at this — it’s — they’re up 20% in 2 years. It’s now — it’s actually — it’s 14% of revenue. It’s actually higher as a percentage of revenue now than it’s ever been, even like you go back — you had an 80 OR, it was lower than it is at. What do we — what’s happening to purchase services, what do we — what can we do to fix that?

Alan H. Shaw

President, CEO & Director

There’s a lot of opportunity for us to really dig into that. A faster network is going to help that. Equipment rents are included in that as well. There’s also some IT expenses in there as well that we’re taking a look at as well.

Scott H. Group

Wolfe Research, LLC

John, someone just wanted me to follow up. Any specific color you can give, what have you done at these 2 terminals to take on-time performance from 30% to 90%.

John F. Orr

COO & Executive VP

Yes. First of all, accountability on running the plant. So the task force has — on top of that, the task force has been looking at the arrival time, the connection standard of the first car available for an outbound connection, the dwell time at the arrival, the bowl and the departure tracks and putting a lot of focus on how do we make sure, number one, the local team has got the plan. The local team is making the connections and working with engineering, mechanical and transportation together, breaking down silos, breaking down any kind of lost communication or slowed communication to get people to do their job.

So it’s heightened the focus, it’s prioritizing the on-time performance and at the same time, putting a lot of discipline around connection standards and connecting traffic. So if we’re just running on time, I would say it’s a vanity metric. I’m just telling people do it and do nothing else. But that’s not the case. What I’m asking people and challenging them to do is run it on-time, increase the train load by making faster connections, having discipline to put the cars in the right track, at the right time, so dig into any kind of swing or any kind of misrouting, any kind of rehumps or reworks, increasing at the same time, the efficiencies and effectiveness of the bad order count. So we had a fairly high bad order count. We still have bad order dwell that’s significantly higher than I’m used to. But we’ve taken 7 hours over the last 2 weeks out of the overall bad order count dwell. So that means we’re fixing things faster.

That means that we have less repairs on the outbound. On top of that, we’re reducing the number of train stops en route and the number of recrews en route by having a better product leaving the terminals. So it’s a lot of moving parts, Scott, but it’s nothing I haven’t done before. And I think with the support from the task force and the field accountability, it’s really coming together. And it’s what I did in Mexico, it’s what I did in Toronto, it’s what I did in Vancouver. So I didn’t see this Turkey when I was working there during my noncompete, but yes, it’s really encouraging to see the team responding.

Scott H. Group

Wolfe Research, LLC

We just have a few minutes left. Alan, I want to spend the last few minutes just on the governance side a little bit. So the other side would say, hey, you gave up way too much value to get John with respect to, right, the Meridian Speedway. Maybe just from your perspective, what are you actually giving up here? How much volume and revenue is now at risk because we’ve got this deal in place and so...

Alan H. Shaw

President, CEO & Director

Candidly, it’s a confoundingly inaccurate statement.

Scott H. Group

Wolfe Research, LLC

Why?

Alan H. Shaw

President, CEO & Director

Because what we’ve done is — we have — it’s a lane to Dallas. It’s highly truck competitive. We are going to be competing based on service and based on price going forward like we always do. And it’s 1% of our revenue, that’s not going away. And it’s going to be a number of years before a highly competitive product is put in place.

Scott H. Group

Wolfe Research, LLC

So what actually changes in your mind with whatever you’ve given up with Meridian Speedway. There’s something, right?

Alan H. Shaw

President, CEO & Director

It’s a confidential deal between Norfolk Southern and CPKC. The other side is portraying it highly inaccurately.

John F. Orr

COO & Executive VP

Can I just add something? I think we’re giving away an argument. We’re — one of the things that we’ve agreed to was something we were going to do anyway. That just made sense and building...

Scott H. Group

Wolfe Research, LLC

We, you’re taking for Norfolk right now.

John F. Orr

COO & Executive VP

Of course, that’s who I work for. But that was going to get done anyway. And the whole premise of the other side, CPKC, is to create competition. We agree to that. Competition is a good thing. We’re going to compete on service. So helping eliminate an argument as a result of this. And by the way, I didn’t get that money. That’s — so the IRS knows that — that’s not to me. But I think it just goes to the maturity of how the organizations view one another and the capability to build relationships and to be able to work and solve problems together. And I think that’s one of the benefits — the long benefits is that relationship between CPKC and NS and creating a competitive landscape with CSX.

Scott H. Group

Wolfe Research, LLC

Alan, just to follow up here. So talk about the Wiley option, right? What it is? And does this confidential deal with CP preclude you from exercising the Wiley option?

Alan H. Shaw

President, CEO & Director

No, it does not. To be very clear. It doesn’t...

Scott H. Group

Wolfe Research, LLC

Just explain what the Wiley option is?

Alan H. Shaw

President, CEO & Director

It is a confidential deal between us and CPKC. Keith Creel and I sat down and we worked out a deal. I think it’s really important, powerful that Keith Creel, Pat Ottensmeyer, and Claude Mongeau said this is the guy. Right? It’s my job to scan the landscape and look for talent as the Chief Operating Officer. This is the person who came very highly recommended. I’ve got a lot of — put a lot of value in Keith Creel’s opinion as I do in Pat Ottensmeyer and Claude Mongeau’s. Keith and I worked out a deal to release John Orr and our ability to recruit some of his caliber shows what folks in the industry think about Norfolk Southern and our future and our franchise.

Scott H. Group

Wolfe Research, LLC

But you’re not precluded from exercising the Wiley option.

Alan H. Shaw

President, CEO & Director

Correct.

Scott H. Group

Wolfe Research, LLC

Are you going to exercise the Wiley option.

Alan H. Shaw

President, CEO & Director

I’m not going to get into that conversation. Wrap it up.

Scott H. Group

Wolfe Research, LLC

Maybe we got to wrap up, but maybe just to end up — we’re a month away — just where are you process-wise, ISS, Glass Lewis, when are your meetings, timing? When do you expect to hear — is there opportunity for settlement? How are you feeling about sort of prospects here with respect to the proxy?

Alan H. Shaw

President, CEO & Director

Our Board has been very engaged with the activist. We’ve offered to take some of their — what we consider to be some of their better candidates. The response from the activist has been unreasonable at the determination of our Board. They’re looking for a wholesale change. And that’s not something that the Board feels is the right approach for our shareholders going forward, we’re open to settlement.

Scott H. Group

Wolfe Research, LLC

And sorry, I know you said last, but one just follow-up came in, so I’ll just ask it. The $600 million settlement with East Palestine that you guys announced, how much risk does this reduce? What are the potential claims that remain? And then what’s the insurance recovery potential?

Alan H. Shaw

President, CEO & Director

I’m glad that you brought that up. And that’s a good way to close on this is, we’ve made a number of promises with respect to East Palestine. Scott, we have kept every single one of our promises, right? This gives monetary relief to individuals and qualifying businesses that they can apply in a manner to which they choose. What it really does is it addresses a lot of the financial exposure that was out there for Norfolk Southern and our shareholders and takes that tail risk out of it. We will continue to pursue insurance recoveries.

Scott H. Group

Wolfe Research, LLC

We’re going to wrap it there. Thank you so much, Alan, and John. Really appreciate it. Thanks, everyone, for listening in. I hope it was helpful. Have a great day.

Alan H. Shaw

President, CEO & Director

Thanks, Scott.

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Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement (the “2024 Proxy Statement”) on Schedule 14A and a WHITE proxy card with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for its 2024 Annual Meeting of Shareholders (the “2024 Annual Meeting”). SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE COMPANY’S 2024 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE WHITE PROXY CARD AND ANY OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the 2024 Proxy Statement, any amendments or supplements to the 2024 Proxy Statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at https://norfolksouthern.investorroom.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Certain Information Regarding Participants in Solicitation

The Company, its directors and certain of its executive officers and employees may be deemed participants in the solicitation of proxies from shareholders in connection with the matters to be considered at the 2024 Annual Meeting. Information regarding the direct and indirect interests, by security holdings or otherwise, of the persons who may, under the rules of the SEC, be considered participants in the solicitation of shareholders in connection with the 2024 Annual Meeting is included in Norfolk Southern’s 2024 Proxy Statement, filed with the SEC on March 20, 2024. To the extent holdings by our directors and executive officers of Norfolk Southern securities reported in the 2024 Proxy Statement for the 2024 Annual Meeting have changed, such changes have been or will be reflected on Statements of Change of Ownership on Forms 3, 4 or 5 filed with the SEC. These documents are available free of charge as described above.

Cautionary Statement on Forward-Looking Statements

Certain statements in this communication are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to future events or our future financial performance, including statements relating to our ability to execute on our strategic plan and our 2024 Annual Meeting and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or our achievements or those of our industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements may be identified by the use of words like “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “project,” “consider,” “predict,” “potential,” “feel,” or other comparable terminology. The Company has based these forward-looking statements on its current expectations, assumptions, estimates, beliefs, and projections. While the Company believes these expectations, assumptions, estimates, and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. These and other important factors, including those discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, as well as the Company’s subsequent filings with the SEC, may cause actual results, performance, or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements herein are made only as of the date they were first issued, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Non-GAAP Financial Measures

This document includes the presentation and discussion of non-GAAP operating ratio. This figure adjusts our GAAP financial results to exclude the effects of the direct costs resulting from the East Palestine incident. We use this non-GAAP financial measure internally and believe this information provides useful supplemental information to investors to facilitate making period-to-period comparisons by excluding the 2023 costs arising from the East Palestine incident. While we believe that this non-GAAP financial measure is useful in evaluating our business, this information should be considered as supplemental in nature and is not meant to be considered in isolation from, or as a substitute for, the related financial information prepared in accordance with GAAP. In addition, this non-GAAP financial measure may not be the same as similar measures presented by other companies. See below for a reconciliation of the 2023 non-GAAP operating ratio figures provided in this document to GAAP operating ratio. With respect to projections and estimates for future non-GAAP operating ratio, the Company is unable to predict or estimate with reasonable certainty the ultimate outcome of certain items required for the GAAP measure without unreasonable effort. Information about the adjustments that are not currently available to the Company could have a potentially unpredictable and significant impact on future GAAP results.

The following table adjusts our 2023 GAAP financial results to exclude the effects of the East Palestine incident. The income tax effects of this non-GAAP adjustment were calculated based on the applicable tax rates to which the non-GAAP adjustment related:

	Non-GAAP Reconciliation for 2023
	Reported (GAAP)	East Palestine Incident	Adjusted (non-GAAP)
	($ in millions, except per share amounts)
Income from railway operations	$2,851	$1,116	$3,967
Income taxes	$493	$270	$763
Net income	$1,827	$846	$2,673
Diluted earnings per share	$8.02	$3.72	$11.74
Railway operating ratio (percent)	76.5	(9.1)	67.4